PROSPECTUS dated March 29, 1995                   Pricing Supplement No. 40
PROSPECTUS SUPPLEMENT                             to Registration No. 33-57833
Dated March 29, 1995                              February 8, 1996
                                                  Rule 424(b)(3)



                            Morgan Stanley Group Inc.
                          MEDIUM - TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:                   $250,000,000            Redemption Percentage:        N/A

Maturity Date:                      February 15, 2001       Annual Redemption
                                                             Percentage Reduction:        N/A

Interest Rate:                      5.75% per annum         Interest Payment Period:      Semiannually

Interest Accrual Date:              February 13, 1996       Specified Currency:           U.S. Dollars

Interest Payment Dates:             The fifteenth day       Issue Price:                  100%
                                     of February and
                                     August, commencing
                                     August 15, 1996

                                                            Settlement Date
                                                            (Original Issue Date):        February 13, 1996


                                                            Book Entry Note or
                                                             Certificated Note:           Book Entry Note

                                                            Senior Note or
                                                             Subordinated Note:           Senior Note

                                                            Total Amount of OID:          N/A

                                                            Original Yield to
                                                             Maturity:                    N/A

                                                            Initial Accrual
                                                             Period OID:                  N/A

                                                            Trustee:                      Chemical Bank

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                           MORGAN STANLEY & CO.
                               Incorporated